Exhibit 99.1

FOR IMMEDIATE RELEASE

December 12, 2017

TEGNA Board Elects Melinda Witmer as New Director

McLEAN, VA – Melinda Witmer, a former executive at Time Warner Cable (now Charter Spectrum), has been elected to the Board of Directors of TEGNA Inc. (NYSE: TGNA), effective immediately, the company announced today.

“We are thrilled to have someone with Melinda’s expertise and perspective join TEGNA’s Board,” said Marge Magner, TEGNA chairman. “She knows the industry well and will enhance our deliberations as we work to anticipate industry trends, capitalize on market opportunities and grow our company.”

“Melinda has deep industry knowledge about changing consumer trends, as well as the video ecosystem, and is a highly accomplished executive. She will be an invaluable asset to our Board,” said Dave Lougee, president and CEO, TEGNA.

Witmer joined Time Warner Cable (TWC) in 2001 and served in several executive roles including head of content, chief operating officer for Time Warner Cable Networks and executive vice president and chief video officer. During her time at TWC, Witmer was responsible for all content acquisition, development and distribution and oversaw content offerings across platforms. Prior to joining TWC, Witmer was vice president and senior counsel at Home Box Office (HBO) and negotiated complex agreements with all major studios and other film providers.

During her career, Witmer has received numerous industry honors including being named a “Wonder Woman” by MultiChannel News and, on multiple occasions, one of “The Most Powerful Women in Cable.” She was also selected as a “100 top Power Player” by CableFax Magazine and was the first female finalist for “Sports Executive of the Year” by Sports Business Journal.

Witmer has served on a number of Boards including iNDemand, where she served as Board Chair from 2012-2016, the New York Mets and SportsNet NY. She is also an active member of the Advisory Board to the Dean of the S.I. Newhouse School of Public Communications at Syracuse University.

Witmer holds a B.S. in Accounting and Finance from the University of Arizona and a J.D. from the University of Pennsylvania Law School.

With Witmer’s election, TEGNA has 10 directors.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. With 46 television stations in 38 markets, TEGNA delivers relevant content and information to consumers across platforms. It is the largest owner of top 4 affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. Each month, TEGNA reaches 50 million adults on-air and 35 million across its digital platforms. TEGNA has been consistently honored with the industry’s top awards, including Edward R. Murrow, George Polk, Alfred I. DuPont and Emmy Awards. TEGNA delivers results for advertisers through unparalleled and innovative solutions including OTT local advertising network Premion, centralized marketing resource Hatch, and G/O Digital, a one-stop shop for local businesses to connect with consumers through digital marketing. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Steve Kidera

Manager, Corporate Communications

703-873-6434

skidera@TEGNA.com

For investor inquiries, contact:

Jeffrey Heinz

Vice President, Investor Relations

703-873-6917

jheinz@TEGNA.com